EXHIBIT 2.2

STOCK PURCHASE AGREEMENT


     This STOCK PURCHASE AGREEMENT is entered into as of this 13th day of May, 1996, by and between HANSBERGER GLOBAL INVESTORS, INC., a Delaware corporation with its principal place of business at 515 East Las Olas Boulevard, Fort Lauderdale, Florida (*HGI*), and VK/AC HOLDING, INC., a Delaware corporation with its principal place of business at One Parkview Plaza, Oakbrook Terrace, Illinois (*VK/AC*).

     WHEREAS, HGI has authorized 20,000,000 shares of its Common Stock, par value $.01 per share (*Common Stock*), having the designations, preferences, limitations and rights provided for in the Amended and Restated Certificate of Incorporation of HGI (the *Charter*);

     WHEREAS, on the date hereof, 7,800,000 shares of Common Stock are issued, outstanding and held by Thomas L. Hansberger (*Hansberger*) and SLW Family L.P., a Delaware limited partnership for which Hansberger serves as the sole general partner (which shares of Common Stock held by Hansberger and SLW Family L.P. are referred to as the *Hansberger Shares*), and the parties contemplate that Hansberger, and any officers and employees of HGI as Hansberger may designate, may subscribe for and purchase up to an additional 200,000 shares of Common Stock for a price per share equal to the cash price per share paid by VK/AC hereunder;

     WHEREAS, the parties contemplate that up to an additional 3,136,000 shares of Common Stock may be issued or reserved for issuance to HGI*s current and future officers and employees other than Hansberger (collectively, the *Employees*) pursuant to a restricted stock program, or offered and sold to such Employees on such terms, as may be established by the Board of Directors of HGI;

     WHEREAS, the parties contemplate that each of Max C. Chapman, Jr. and Sassoon Holdings Pte Ltd., a Singapore corporation, or an affiliate thereof (collectively, the *Other Investors*), will subscribe for and purchase 942,000 shares of Common Stock pursuant to separate stock purchase agreements; and

     WHEREAS, VK/AC desires to subscribe for and purchase 2,666,000 shares of Common Stock, and HGI desires to sell such shares to VK/AC.

     NOW, THEREFORE, in consideration of the mutual agreements, undertakings and covenants set forth in this Stock Purchase Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

      1. Purchase and Sale of Shares of Common Stock. Subject to the terms and conditions of this Stock Purchase Agreement, at the Closing (as defined in Section 2.1 below), HGI will issue and sell to VK/AC, and VK/AC will subscribe for and purchase from HGI, an aggregate of 2,666,000 shares of Common Stock (the *VK/AC Shares*) for an aggregate purchase price of $1,333,000.

      2.    Closing Date; Conditions to Closing; Deliveries.

            2.1.   Closing and Closing Date.  Subject to the conditions in
Section 2.2 below, the closing will take place on May 13, 1996, or on such other date as HGI and VK/AC may agree, at the offices of Morgan, Lewis & Bockius LLP, 1800 M Street, N.W., Washington, DC or at such other place as HGI and VK/AC may agree (the *Closing*). The date of the Closing is referred to as the *Closing Date.*

            2.2.   Conditions to Closing.

                   (a) Conditions Precedent to VK/AC*s Obligations to Close. The obligations of VK/AC to purchase the VK/AC Shares on the Closing will be subject to the fulfillment on or before the Closing Date of the following conditions:

                         (i)      The representations and warranties made by
HGI contained in this Stock Purchase Agreement will be true and correct when made, and will be true and correct on the Closing Date with the same force and effect as if they had been made on the Closing Date.

                         (ii)     VK/AC will have received from HGI all items
required to be delivered pursuant to Section 2.3(a) below.

                         (iii)    HGI will have received $3,700,000 in
consideration for the Hansberger Shares.

                         (iv)     HGI will have filed the Charter, as amended
and restated substantially in the form attached to this Stock Purchase Agreement as Exhibit A, with the Secretary of State of the State of Delaware.

                         (v)      HGI will have amended and restated its
By-Laws substantially in the form of the by-laws (the *By-Laws*) attached to this Stock Purchase Agreement as Exhibit B.

                         (vi)     Alberto Cribiore will have been or
simultaneously with the Closing will be appointed as a director of HGI.

                   (b) Conditions Precedent to HGI*s Obligations to Close. The obligations of HGI to sell to VK/AC the VK/AC Shares on the Closing will be subject to the fulfillment on or before the Closing Date of the following conditions:

                         (i)      The representations and warranties made by
VK/AC contained in this Stock Purchase Agreement will be true and correct when made, and will be true and correct on the Closing Date with the same force and effect as if they had been made on the Closing Date.

                         (ii)     HGI will have received from VK/AC all items
required to be delivered pursuant to Section 2.3(b) below.

            2.3.   Deliveries.

                   (a) Deliveries of HGI at the Closing. HGI will make the following deliveries to VK/AC on the Closing Date:

                         (i)      A stock certificate registered in the name
of VK/AC for the VK/AC Shares, which stock certificate will bear the legend set forth in Section 6 below and the legend set forth in Section 7 of the Shareholders* Agreement (as defined below).

                         (ii)     A certificate, executed by the Chairman of
HGI, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in Sections 2.2(a)(i), (iv) and (v) above.

                         (iii)    A copy of a long form good standing
certificate for HGI issued by the Secretary of State of the State of Delaware, dated as of a date within thirty (30) days of the Closing Date.

                         (iv)     Copies of the Charter and the By-Laws then
in effect, as certified by the Secretary of HGI.

                         (v)      A certificate of incumbency signed by the
Secretary of HGI, certifying the name, title and signature of HGI*s officer executing this Stock Purchase Agreement and the other agreements to be executed by HGI in connection with the Closing.

                         (vi)     An opinion letter from counsel to HGI,
substantially in the form attached as Exhibit C, addressed to VK/AC and dated as of the Closing Date.

                         (vii)    A shareholders* agreement, substantially in
the form attached as Exhibit D (the *Shareholders* Agreement*), executed by HGI and Hansberger.

                         (viii)   An employment agreement, between HGI and
Hansberger, substantially in the form attached as Exhibit E (the *Employment Agreement*), executed by HGI and by Hansberger.

                         (ix)     A subordinated credit agreement,
substantially in the form attached as Exhibit F (the *Credit Facility*), and the subordinated credit note referred to therein (the *Subordinated Note*), each executed by HGI.

                         (x)      Evidence that HGI has obtained insurance
against such hazards, in such amounts and from such insurers as is reasonably satisfactory to VK/AC.

                   (b) Deliveries of VK/AC at the Closing. VK/AC will make the following deliveries to HGI on the Closing Date:

                         (i)      A certified bank check or wire transfer in
the aggregate amount of the purchase price set forth in Section 1 of this Stock Purchase Agreement.

                         (ii)     The Shareholders* Agreement, executed by
VK/AC.

                         (iii)    The Credit Facility, executed by VK/AC.

                         (iv)     An opinion letter from special counsel to
VK/AC, substantially in the form attached as Exhibit G, addressed to HGI and dated as of the Closing Date.

                         (v)      A letter from the legal department of VK/AC
stating those changes or amendments to HGI*s Form ADV that are necessary or appropriate to reflect thereon the purchase by VK/AC of the VK/AC Shares pursuant to this Stock Purchase Agreement (other than purely factual matters stated in this Stock Purchase Agreement) and other matters relating to VK/AC, its affiliates, and their respective directors, officers, employees and agents that are required to be disclosed on HGI*s Form ADV.

      3. Representations and Warranties of HGI. Except to the extent set forth on HGI*s Disclosure Schedule delivered by HGI to VK/AC with respect to only those Sections of this Stock Purchase Agreement specified therein (the *HGI Schedule*), which HGI Schedule contains, with respect to each matter disclosed therein, a specific reference to the representation and warranty to which such matter is an exception, HGI represents and warrants to VK/AC as follows:

            3.1. Organization and Standing. HGI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. HGI*s wholly-owned subsidiary, Hansberger Global Investors Limited (*HGIL*), is a private limited liability company duly organized and
validly existing under the laws of Ireland.   HGI and HGIL each has all
requisite corporate power and authority to own and lease its properties and to conduct its business as presently conducted. HGI and HGIL each is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases properties or conducts business so as to require such qualification and in which the failure to qualify would have a Material Adverse Effect on HGI (as defined below).
The minute books and stock records of HGI and HGIL, copies of which have been provided to VK/AC, are complete and accurate. For purposes of this Stock Purchase Agreement, *Material Adverse Effect on HGI* means any change or effect that would be materially adverse to the financial condition, business, or operations of HGI and HGIL taken as a whole.

            3.2.   Subsidiaries, Etc.   Other than HGIL, HGI has no
subsidiaries and does not own any capital stock, security, partnership interest or other equity interest of any kind in any corporation, partnership, joint venture, association or other entity.

            3.3. Capitalization. As of the date of this Stock Purchase Agreement, HGI*s authorized capital stock consists only of 20,000,000 shares of Common Stock, of which 7,800,000 shares are issued and outstanding. As of the date of this Stock Purchase Agreement, HGIL*s authorized capital stock consists only of 1,000,000 Ordinary Shares, of which 160,000 shares are issued and outstanding. There are no treasury shares held by HGI or HGIL. All outstanding shares of Common Stock are, and the VK/AC Shares will, when issued and delivered, be, validly issued, fully paid and non-assessable. All outstanding shares of HGIL*s Ordinary Shares are validly issued, fully paid and non-assessable. A current list of the holders of HGI*s shares of Common Stock and HGIL*s Ordinary Shares is attached to this Stock Purchase Agreement as HGI Schedule 3.3. Moreover, except as set forth on HGI Schedule 3.3, no person owns of record or beneficially any shares of Common Stock or shares of HGIL and, except for the shares of Common Stock to be issued or sold to the Other Investors or Employees, (i) no subscription, warrant, option, convertible security or other right (contingent or other) to purchase or otherwise acquire from HGI or HGIL any equity securities of HGI or HGIL has been authorized or is outstanding; and (ii) there is no commitment by HGI or HGIL to issue shares, subscriptions, warrants, options, convertible securities or other similar rights or to distribute to holders of equity securities any evidence of indebtedness or assets. Except as set forth in HGI Schedule 3.3, HGI has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or any other interest therein or to pay any dividend or make any other distribution in respect thereof.

            3.4. Authorization. HGI has all necessary corporate power to enter into this Stock Purchase Agreement and into the Shareholders* Agreement, the Employment Agreement, the Credit Facility, and the Subordinated Note (collectively, the *Related Agreements*), to issue and deliver the VK/AC Shares pursuant to this Stock Purchase Agreement and to carry out the transactions contemplated by this Stock Purchase Agreement and the Related Agreements to be carried out by it. The execution, delivery and performance by HGI of this Stock Purchase Agreement and the Related Agreements and the consummation by HGI of the transactions contemplated by this Stock Purchase Agreement and the Related Agreements to be consummated by HGI on or before the Closing have been duly authorized by all requisite corporate action on the part of HGI. This Stock Purchase Agreement and the Related Agreements, assuming the due authorization, execution, delivery and performance of this Stock Purchase Agreement and the Related Agreements by VK/AC, constitute valid and binding obligations of HGI, enforceable against it in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors* rights and to general equity principles.

            3.5. Breach. Neither HGI nor HGIL is in violation or breach of or default under, nor has HGI or HGIL received written notice of any violation or breach of or default under any of the terms, conditions or provisions of, the Charter or the By-Laws or, in the case of HGIL, Certificate of Incorporation and Memorandum and Articles of Association of HGIL, or any indenture, mortgage or deed of trust or other contract, agreement, lease, instrument, court order, judgment, arbitration award or decree to which it is a party or by which it is bound, except for any such violation, breach or default that would not reasonably be expected to have a Material Adverse Effect on HGI.

            3.6.   Compliance with Laws.

                   (a) Each of HGI and HGIL is in compliance with all and has not received written notice of any violation of or default under any existing requirements of laws, Federal, state, local and foreign, and existing requirements of all governmental bodies or agencies having jurisdiction over it, the failure to comply with which would have a Material Adverse Effect on HGI. Without limiting the foregoing, each of HGI and HGIL is in compliance with all, and neither HGI nor HGIL has received written notice of any violation of or default under any, laws, regulations, ordinances, rules, orders, judgments, and decrees applicable to it or its operations, the failure to comply with which would have a Material Adverse Effect on HGI.

                   (b) All governmental approvals necessary for the conduct of the business of HGI and HGIL have been obtained and are in full force and effect, and HGI and HGIL each hold all requisite approvals, licenses and registrations, including securities-related approvals, licenses and registrations, in each jurisdiction in which it conducts business so as to require such qualification and in which the failure to qualify would have a Material Adverse Effect on HGI.

                   (c) Each of HGI and HGIL has filed all material registrations, reports, statements, notices, other filings, and amendments or supplements to any such filings (the *Filings*) required to be filed with any Federal, state, or foreign governmental or regulatory body, including, without limitation, the U.S. Securities and Exchange Commission (the *SEC*) and the applicable governmental body in each state or other jurisdiction in which HGI or HGIL is registered or required to be registered as an investment adviser. Each of the Filings, as of their respective filing dates, complied in all material respects, where applicable, with the applicable laws, rules and regulations in the jurisdictions where filed, including, without limitation, the Investment Advisers Act of 1940, as amended (the *Advisers Act*), the Investment Company Act of 1940, as amended (the *Investment Company Act*), and the rules and regulations of the SEC under the Advisers Act and the Investment Company Act. HGI has made available to VK/AC a true, complete, and correct copy of HGI*s current Form ADV.

            3.7. Litigation. There are no actions, suits, or proceedings pending or, to the best of HGI*s knowledge, threatened against HGI or HGIL or with respect to HGI*s or HGIL*s properties or assets, at law or in equity in any court or before any Federal, state, local, foreign or other governmental department, commission, board, bureau, agency, or instrumentality.

            3.8. Governmental Consent. Except for Form ADV and related filings that may be required under Federal and/or state or foreign securities laws (which will be timely made), no permit, consent, approval or authorization of, or filing with, any governmental regulatory authority or agency is required to be obtained or made by HGI or HGIL in connection with the execution, delivery and performance by HGI of this Stock Purchase Agreement and the Related Agreements, or the consummation by HGI of the transactions contemplated by this Stock Purchase Agreement and the Related Agreements to be consummated by it on or before the Closing.

            3.9. Conflict with Documents. Neither the execution, delivery and performance by HGI of this Stock Purchase Agreement or the Related Agreements, nor the consummation of the transactions contemplated hereby or thereby to be consummated by HGI, either immediately or with the passage of time or the giving of notice or both, will:

                   (a) Conflict with or cause a breach or default under any of the terms, conditions or provisions of, result in a termination or modification of, or cause any acceleration of any obligation of HGI or HGIL under any contract, lease or other instrument to which HGI or HGIL is bound or by which any of HGI*s or HGIL*s properties or assets may be affected, except for any such conflict, breach, default, termination, modification or acceleration that would not reasonably be expected to have a Material Adverse Effect on HGI or materially impair the ability of HGI to perform its obligations under this Stock Purchase Agreement and the Related
Agreements;

                   (b) Conflict with the provisions of the Charter, the By-Laws or, in the case of HGIL, HGIL*s Certificate of Incorporation and Memorandum and Articles of Association, or any statute, law, rule or regulation or any order, judgment, decree, indenture, mortgage, lease or other agreement or instrument to which HGI or HGIL is a party or any of their properties or assets are subject, except for any such conflict that would not reasonably be expected to have a Material Adverse Effect on HGI or materially impair the ability of HGI to perform its obligations under this Stock Purchase Agreement and the Related Agreements; or

                   (c) Result in the creation or imposition of any lien, charge or encumbrance against HGI or HGIL or any of their properties or assets, except for any such lien, charge or encumbrance that would not reasonably be expected to have a Material Adverse Effect on HGI or materially impair the ability of HGI to perform its obligations under this Stock Purchase Agreement and the Related Agreements.

            3.10. Taxes. Except as would not reasonably be expected to have a Material Adverse Effect on HGI: (a) each of HGI and HGIL has filed all applicable Federal, state, local and foreign tax returns required to be filed to date in accordance with the provisions of law pertaining to such tax returns, and has paid all taxes, interest, penalties and assessments required to have been paid to date; and (b) neither HGI nor HGIL has been advised in writing that any of its returns, Federal, state, local or foreign, have been or are being audited as of the date of this Stock Purchase Agreement.

            3.11. Insurance. HGI maintains insurance on all of its and HGIL*s insurable properties. All such insurance policies are in full force and effect and, to the best of HGI*s knowledge, neither HGI nor HGIL is in default of any provision of any such policies. Neither HGI nor HGIL has received written notice from any issuer of any such insurance policies of its intention to cancel or refusal to renew any policy issued by it. The hazards insured against by such policies, and the amounts of coverage, are, to the best of HGI*s knowledge, substantially similar to the hazards insured against and the amounts of coverage carried by corporations of established reputation engaged in the same or similar business as is HGI or HGIL and similarly situated.

            3.12. Assets. Each of HGI and HGIL has good and marketable title to all of its assets free and clear of all liens, charges, claims, encumbrances and defects of any kind or character. All equipment, furniture and fixtures, and other tangible personal property of HGI and HGIL are, except for ordinary wear and tear, in good operating condition and repair and do not require any repairs other than normal routine maintenance to maintain such property in good operating condition and repair, except for any failure to be in such good condition or repair that would not reasonably be expected to have a Material Adverse Effect on HGI.

            3.13. Financial Statements. HGI has made available to VK/AC copies of HGI*s unaudited financial statements for the fiscal year ended December 31, 1995 and HGIL*s unaudited financial statements for the fiscal year ended December 31, 1995, and there are no regularly prepared balance sheets of HGI or HGIL as of any date from December 31, 1995 to the date of this Stock Purchase Agreement. Such unaudited financial statements present fairly in all material respects the financial condition of HGI or HGIL, as the case may be, at the dates indicated and the results of operations of HGI or HGIL, as the case may be, for the periods indicated. To the best of HGI*s knowledge, neither HGI nor HGIL has any liabilities that would have a Material Adverse Effect on HGI, other than those (i) reflected or disclosed in such unaudited financial statements; or (ii) disclosed in the HGI Schedule. HGI agrees that it will cause HGI*s consolidated financial statements for the fiscal year ended December 31, 1995 to be audited by its independent accountants and will deliver to VK/AC copies of its audited consolidated financial statements for such period, which financial statements will have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby (except as may be noted in such financial statements), promptly upon the same being made available to HGI by its independent accountants (but in no event later than 90 days from the date hereof).

            3.14.  Absence of Material Changes.  Since December 31, 1995:

                   (a) There has not been any change in the financial condition, business, prospects or affairs of HGI or HGIL, or any physical damage or loss to any of their respective properties or assets or to the premises occupied by either of them (whether or not such damage or loss is covered by insurance), other than any such change, physical damage or loss that has not had a Material Adverse Effect on HGI;

                   (b) Neither HGI nor HGIL has taken any action outside of the ordinary and usual course of business, except as related to the transactions contemplated by this Stock Purchase Agreement and the Related Agreements;

                   (c) Neither HGI nor HGIL has borrowed any money or become contingently liable for any obligation or liability of others;

                   (d) Each of HGI and HGIL has paid all of its debts and obligations as they became due;

                   (e) Neither HGI nor HGIL has incurred any debt, liability or obligation of any nature to any party except for obligations arising from the purchase of goods or the rendition of services in the ordinary course of business;

                   (f) HGI has not declared, set aside, made or paid any dividend or other distribution in respect of its capital stock;

                   (g) Neither HGI nor HGIL has issued or sold any shares of its capital stock of any class or any options, warrants or other similar rights, agreements or commitments of any kind to purchase any such shares or any securities convertible into or exchangeable for any such shares;

                   (h) Neither HGI nor HGIL has mortgaged, pledged or otherwise subjected to any lien any of its material properties or assets, tangible or intangible, except in the ordinary course of business:

                   (i) Neither HGI nor HGIL has knowingly waived any right of substantial value;

                   (j) Each of HGI and HGIL has maintained its books, accounts and records in the usual, customary and ordinary manner; and

                   (k) Each of HGI and HGIL has used its reasonable best efforts to preserve its business organization intact, to keep available the services of its employees and to preserve its relationships with customers, suppliers and others with whom it deals.

            3.15. No Brokers. All negotiations relating to this Stock Purchase Agreement and the transactions contemplated by this Stock Purchase Agreement have been conducted by HGI without the intervention of any person or firm in such manner as to give rise to any valid claim against the parties to this Stock Purchase Agreement for a brokerage commission, finder*s fees, or similar compensation.

            3.16 Absence of Disqualification. Neither HGI, HGIL, their respective affiliates, nor any of their respective directors, officers, employees or agents is a person described in Sections 9(a)(1)-(3) or 9(b)(1)-(6) of the Investment Company Act or Section 203(e)(1)-(7) of the Advisers Act (a *Disqualified Person*) or is subject to any proceeding that could result in HGI, HGIL, their respective affiliates, or any of their respective directors, officers, employees or agents becoming a Disqualified Person.

      4. Representations and Warranties of VK/AC. VK/AC represents and warrants to HGI as follows:

            4.1. Authorization. VK/AC has all necessary corporate power to enter into this Stock Purchase Agreement and the Related Agreements to which it is a party and to carry out all of the transactions contemplated by this Stock Purchase Agreement and the Related Agreements to be carried out by it. The execution, delivery and performance by VK/AC of this Stock Purchase Agreement and the Related Agreements to which VK/AC is a party and the consummation of the transactions contemplated by this Stock Purchase Agreement and the Related Agreements to be consummated by VK/AC on or before the Closing have been duly authorized by all requisite corporate action on the part of VK/AC. This Stock Purchase Agreement and the Related Agreements to which VK/AC is a party have been duly executed and delivered by VK/AC and, assuming the due authorization, execution, delivery and performance of this Stock Purchase Agreement and the Related Agreements by HGI and Hansberger, as applicable, constitute valid and legally binding obligations of VK/AC, enforceable against it in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors* rights and to general equity principles.

            4.2. Approvals. Neither the consent of any third party nor the consent, approval, order, or authorization of, or registration, declaration, or filing with, any governmental authority is required to be obtained or made by VK/AC in connection with the execution and delivery by VK/AC of this Stock Purchase Agreement or the Related Agreements to which VK/AC is a party or the consummation by VK/AC of the transactions contemplated by this Stock Purchase Agreement and the Related Agreements to be consummated by it on or before the Closing.

            4.3. Conflict with Documents. Neither the execution, delivery and performance by VK/AC of this Stock Purchase Agreement or the Related Agreements to which VK/AC is a party, nor the consummation of the transactions contemplated hereby or thereby to be consummated by VK/AC, either immediately or with the passage of time or the giving of notice or both, will:

                   (a) Conflict with the provisions of VK/AC*s Third Restated Certificate of Incorporation, By-Laws or any statute, law, rule or regulation or any order, judgment, decree, indenture, mortgage, lease or other agreement or instrument to which VK/AC is a party, or any of its properties or assets are subject, except for any such conflict that would not reasonably be expected to have a material adverse effect on VK/AC or materially impair the ability of VK/AC to perform its obligations under this Stock Purchase Agreement and the Related Agreements to which VK/AC is a party; or

                   (b) Result in the creation or imposition of any lien, charge or encumbrance against VK/AC or any of VK/AC*s properties or assets, except for any such lien, charge or encumbrance that would not reasonably be expected to have a material adverse effect on VK/AC or materially impair the ability of VK/AC to perform its obligations under this Stock Purchase Agreement and the Related Agreements to which VK/AC is a party.

            4.4. Investment Purpose. VK/AC is acquiring the VK/AC Shares for investment for its own account and not with a view to, or for resale in connection with, any distribution of the VK/AC Shares. VK/AC understands that the VK/AC Shares have not been registered under the Securities Act of 1933, as amended (the *Securities Act*) or under any state securities laws, and, as a result having not been registered, are subject to substantial restrictions on transfer. VK/AC acknowledges that the VK/AC Shares are subject to certain transfer restrictions and options set forth in the Shareholders*
Agreement.

            4.5. Access to Information. VK/AC has had full access to the properties, personnel, books, and records of HGI and has been afforded ample opportunity to discuss and raise questions with HGI and its shareholders, officers, and directors, concerning the operations and business plans of HGI.

            4.6. No Brokers. All negotiations relating to this Stock Purchase Agreement and the transactions contemplated by this Stock Purchase Agreement have been conducted by VK/AC without the intervention of any person or firm in such manner as to give rise to any valid claim against the parties to this Stock Purchase Agreement for a brokerage commission, finder*s fees, or similar compensation.

            4.7. Absence of Disqualification. Neither VK/AC, its affiliates, nor any of their respective directors, officers, employees or agents is a Disqualified Person or, except as otherwise disclosed to HGI in writing, is subject to any proceeding that could result in VK/AC, its affiliates, or any of their respective directors, officers, employees or agents becoming a Disqualified Person.

      5. Use of Proceeds. HGI covenants and agrees that it will use the proceeds from the sale of the VK/AC Shares to VK/AC solely for working capital purposes in the ordinary course of business as currently contemplated or as otherwise agreed to by HGI*s Board of Directors.

      6. Restrictions on Transfer of Common Stock. Each certificate or instrument representing the VK/AC Shares will bear the following legend, until such VK/AC Shares have been registered under the Securities Act or sold pursuant to Rule 144 or Regulation A thereunder, together with any legend required under the Shareholders* Agreement, as applicable:

            *THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. THE SHARES MAY NOT BE OFFERED FOR SALE, TRANSFERRED OR RESOLD IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT AND SUCH LAWS.*

      7. Further Assurances. HGI and VK/AC agree to execute and deliver all such other instruments and take all such other actions as either party may reasonably request from time to time before or after the Closing Date and without payment of further consideration, in order to effectuate the transactions provided for in this Stock Purchase Agreement. The parties will cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Stock Purchase Agreement.

      8. Confidential Material. For so long as VK/AC holds or has a beneficial interest in any of the VK/AC Shares and for a period of two (2) years thereafter, VK/AC will treat, and will use its reasonable best efforts to ensure that its directors, officers, employees, agents and representatives (including financial advisors, accountants, valuation firms and other agents or representatives) treat, all Confidential Material (as defined below) of HGI confidentially and not disclose it except in accordance with this Section; provided, that (a) any Confidential Material may be disclosed to VK/AC*s agents and representatives who (i) need to have access to such information, and (ii) are directed by VK/AC to treat such Confidential Material confidentially; (b) any Confidential Material may be disclosed (i) to VK/AC Permitted Transferees (as defined in the Shareholders* Agreement), including their directors, officers, employees, and affiliates and their respective agents and representatives, for use in connection with an investment in HGI or the VK/AC Sale, provided that such persons are directed by VK/AC to treat such Confidential Material confidentially; and (ii) in communications (including, without limitation, a proxy statement) to VK/AC*s stockholders in connection with a sale or other disposition (including by merger) of (A) at least a majority of the stock of VK/AC now held by The Clayton & Dubilier Private Equity Fund IV Limited Partnership or (B) shares of VK/AC*s common stock in a public offering, but, in the case of either (A) or (B) above, only to the extent that VK/AC, in its reasonable judgment, determines that the disclosure of such Confidential Material is legally required; and (c) Confidential Material may be disclosed to the extent required by law or by the order or decree of any court or other governmental authority; provided, however, that the party legally compelled to disclose the Confidential Material will provide HGI with prompt notice of that fact so that HGI may attempt to obtain a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 8. In the event that VK/AC ceases for any reason to hold any VK/AC Shares, VK/AC will promptly deliver to HGI or destroy all Confidential Material (and all copies thereof) in the possession of VK/AC or any of its directors, officers, and employees, and will use its reasonable best efforts to ensure that its agents and representatives deliver to HGI or destroy all Confidential Material (and all copies thereof) in the possession of such agents and representatives. Notwithstanding the return or destruction of the Confidential Material, VK/AC will continue to be bound by its confidentiality obligations hereunder. For purposes of this Section, the term *Confidential Material* is defined as all information furnished in writing or, if subsequently confirmed in writing as confidential, orally by HGI or any of its directors, officers, employees, agents or representatives to VK/AC or any of its directors, officers, employees, agents or representatives in connection with this Stock Purchase Agreement and the transactions contemplated hereby and all notes, analyses, compilations, studies, or other documents to the extent that such documents contain or reflect any such information; provided, however, that *Confidential Material* will not include information that (x) is currently available in the public domain or becomes generally available to the public other than as a result of a disclosure by VK/AC or any of its directors, officers, employees, agents or representatives; (y) is currently in the possession of or known by VK/AC and which VK/AC has obtained without any obligation to maintain such information as confidential; or (z) was made available to VK/AC on a non-confidential basis from a source other than HGI or its directors, officers, employees, agents or representatives, provided, that such source did not make such information available in violation of a confidentiality agreement with HGI or any of its directors, officers, employees, agents or representatives.

      9.    Miscellaneous.

            9.1. Waivers and Amendments. No waiver by either party of any term or condition, or the breach of any term or condition, in any one or more instances, will be deemed or construed as a further or continuing waiver of any such term or condition or breach or a waiver of any other term or condition. No provision of this Stock Purchase Agreement may be waived without a written instrument signed by the waiving party. This Agreement may not be changed, amended, discharged or terminated other than by an agreement in writing signed by both of the parties to this Stock Purchase
Agreement.

            9.2. Governing Law. This Stock Purchase Agreement and all questions relating to its validity, interpretation, performance and enforcement will be governed by and construed in accordance with the internal laws of the State of Delaware.

            9.3. Successors and Assigns. Except as otherwise expressly provided in this Stock Purchase Agreement, the terms and conditions of this Stock Purchase Agreement will be binding on and inure to the benefit of the parties to this Stock Purchase Agreement and to their respective successors and assigns. Nothing in this Stock Purchase Agreement, express or implied, is intended to confer on any party other than the parties to this Stock Purchase Agreement or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Stock Purchase Agreement.

            9.4. Entire Agreement. This Stock Purchase Agreement and the other agreements and documents delivered pursuant to this Stock Purchase Agreement constitute the full and entire understanding and agreement among the parties with regard to the subject matter of this Stock Purchase Agreement and of such other agreements and documents, and supersede all prior agreements, understandings, inducements or conditions, express or implied, oral or written, with respect to the subject matter of this Stock Purchase Agreement and of such other agreements and documents.

            9.5. Notices. Unless otherwise provided, all notices, requests, demands and other communications required or permitted under this Stock Purchase Agreement will be in writing and will be deemed to have been duly made and received: (i) upon personal delivery or confirmed facsimile to the party to be notified; (ii) three (3) business days after deposit with the United States Post Office, by certified or registered mail or by first class mail, postage prepaid, addressed as set forth below; or (iii) one (1) business day after deposit with Federal Express or another reputable overnight courier (for next business day delivery), shipping prepaid, addressed as set forth below:

                         (a)  If to HGI, then to:

                              Hansberger Global Investors, Inc.
                              515 East Las Olas Boulevard
                              Fort Lauderdale, FL  33301

                              Attn: Thomas L. Hansberger
                                    Chairman and Chief Executive Officer

                              with a copy to:

                              Morgan, Lewis & Bockius LLP
                              1800 M Street, N.W.
                              Washington, DC  20036

                              Attn: Kathryn B. McGrath, Esquire

                         (b)  If to VK/AC, then to:

                              VK/AC Holding, Inc.
                              One Parkview Plaza
                              Oakbrook Terrace, Illinois  60181

                              Attn: Ronald A. Nyberg, Esquire

                              with a copy to each of:

                              The Clayton & Dubilier Private Equity Fund IV Limited Partnership
                              270 Greenwich Avenue
                              Greenwich, Connecticut  06830
                              Attn: Clayton & Dubilier Associates IV Limited
                                    Partnership
                                    Attn: Mr. Alberto Cribiore

                              and

                              Debevoise & Plimpton
                              875 Third Avenue
                              New York, NY 10022

                              Attn: Woodrow W. Campbell, Esquire

Either party may change the address to which communications are to be sent by giving two (2) business days* advance notice of such change of address to the other party in conformity with the provisions of this Section providing for the giving of notice.

            9.6. Payment of Expenses. HGI and VK/AC will bear their respective expenses, costs and fees (including attorneys* and auditors* fees) in connection with the transactions contemplated by this Stock Purchase Agreement, regardless of whether the transactions contemplated by this Stock Purchase Agreement are consummated.

            9.7. Headings. The headings contained in this Stock Purchase Agreement have been inserted for convenience of reference only, and neither such headings nor the placement of any term of this Stock Purchase Agreement under any particular heading will in any way restrict or modify any of the terms or provisions of this Stock Purchase Agreement.

            9.8. Severability. The provisions of this Stock Purchase Agreement will be deemed severable, and if any part of any provision is held to be illegal, void, voidable, invalid, nonbinding or unenforceable, in its entirety or partially, or as to any party, for any reason, such provision may be changed, consistent with the intent of the parties to this Stock Purchase Agreement, to the extent reasonably necessary to make the provision, as so changed, legal, valid, binding and enforceable. If any provision of this Stock Purchase Agreement is held to be illegal, void, voidable, invalid, nonbinding or unenforceable, in its entirety or partially, or as to any party, for any reason, and if such provision cannot be changed consistent with the intent of the parties to this Stock Purchase Agreement to make it fully legal, valid, binding and enforceable, then such provision will be stricken from this Stock Purchase Agreement, and the remaining provisions of this Stock Purchase Agreement will not in any way be affected or impaired, but will remain in full force and effect.

            9.9. Survival. All of the provisions of this Stock Purchase Agreement other than the provisions set forth in Sections 1 and 2 will survive the consummation of the transactions provided for in this Stock Purchase Agreement.
            9.10. Execution; Counterparts. This Stock Purchase Agreement may be executed in any number of counterparts, each of which will be deemed to be an original as against any party whose signature appears on such counterpart, and all of which will together constitute one and the same instrument. This Stock Purchase Agreement will become binding when one or more counterparts of this Stock Purchase Agreement, individually or taken together, bear the signatures of all of the parties to this Stock Purchase Agreement.




            IN WITNESS WHEREOF, the parties have caused this Stock Purchase Agreement to be duly executed and delivered as of the day and year first written above.

                              HANSBERGER GLOBAL INVESTORS, INC.


                              By:   /s/ Thomas L. Hansberger

                                    Thomas L. Hansberger
                                    Chairman and Chief Executive Officer

                              VK/AC HOLDING, INC.


                              By:   /s/ Ronald A. Nyberg

                                    Ronald A. Nyberg, Esquire
                                    Executive Vice President and General Counsel